SWK HOLDINGS CORPORATION

and

Wilmington Trust, National Association

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of [__], 2023

to the Indenture dated as of [__], 2023

[__]% Senior Notes due 2028

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FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of [__], 2023, between SWK Holdings Corporation, a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of [__], 2023 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”) to provide for the issuance by the Company from time to time of debt securities to be issued in one or more series (the “Securities”);

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form and terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company desires to execute this First Supplemental Indenture, pursuant to Section 2.1 of the Base Indenture, to establish the form and, pursuant to Section 3.1 of the Base Indenture, to provide for the terms, of a series of its senior notes designated as its [__]% Senior Notes due 2028 (the “Notes”), in an initial aggregate principal amount of $[34,500,000] [30,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the underwriters pursuant to the exercise of their option to purchase additional Notes as set forth in the Underwriting Agreement)]. The Notes are a series of Securities as referred to in Section 3.1 of the Base Indenture.

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Company and all things necessary have been done by the Company to make this First Supplemental Indenture, when executed and delivered by the Company, a valid and binding supplement to the Base Indenture and agreement of the Company;

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with the provisions of the Base Indenture, the valid and binding obligations of the Company; and

WHEREAS, all conditions precedent provided for in the Base Indenture relating to the execution of this First Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

Article 1
APPLICATION OF FIRST SUPPLEMENTAL INDENTURE
AND CREATION OF THE NOTES

Section 1.1      Application of First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all provisions of this First Supplemental Indenture with specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, shall be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes established by this First Supplemental Indenture.

Section 1.2      Creation of the Notes. In accordance with Sections 2.1 and 3.1 of the Base Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture, as supplemented by this First Supplemental Indenture. The Notes shall be issued initially in an aggregate principal amount of $[34,500,000] [30,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the underwriters pursuant to the exercise of their option to purchase additional Notes as set forth in the Underwriting Agreement)].

Article 2
DEFINITIONS

Section 2.1      Certain Terms Defined in the Base Indenture. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture.

Section 2.2      Definitions. For the benefit of the Holders of the Notes, the following terms shall have the meanings set forth in this Section 2.2:

“Additional Notes” has the meaning specified in Section 3.2(b) of this First Supplemental Indenture.

“Base Indenture” has the meaning specified in the recitals of this First Supplemental Indenture.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Carlson Capital, L.P. and/or any of its affiliates, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when Voting Stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the Voting Stock of the Surviving Person).

“Company” has the meaning specified in the introductory paragraph of this First Supplemental Indenture.

“Delisting Event” means with respect to the Notes, (i) after being listed and commencing trading on an exchange, the Notes are no longer listed on the Nasdaq Global Market, the New York Stock Exchange (“NYSE”), the NYSE American LLC (“NYSE AMER”), or listed or quoted on an exchange or quotation system that is a successor to Nasdaq, the NYSE or NYSE AMER, (ii) the Company is not subject to the reporting requirements of the Exchange Act, but the Notes are still outstanding, or (iii) as of the 31st Business Day following the settlement of the Notes, the Notes are not listed and trading on an exchange.

“Depositary” has the meaning specified in Section 3.1(c) of this First Supplemental Indenture.

“Event of Default” has the meaning specified in Section 5.1 of this First Supplemental Indenture.

“First Call Date” means September 30, 2025.

“First Supplemental Indenture” has the meaning specified in the introductory paragraph of this First Supplemental Indenture.

“Global Notes” means the Notes issued in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A of this First Supplemental Indenture.

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“Indenture” has the meaning specified in the recitals of this First Supplemental Indenture.

“Initial Notes” has the meaning specified in Section 3.2(b) of this First Supplemental Indenture.

“Interest Payment Date” has the meaning specified in Section 3.2(d) of this First Supplemental Indenture.

“Issue Date” means [__], 2023, the original issue date of the Notes.

“Make-Whole Amount” means, in connection with any redemption of any Note pursuant to Section 3.3, the excess, if any, of (i) the sum of the present values, as of the Redemption Date, of the remaining scheduled payments of principal (including the Redemption Price of such Note on the First Call Date) of, and interest (exclusive of interest accrued to, but excluding, the Redemption Date) on, such Note being redeemed, assuming such Note matured on, and that accrued and unpaid interest on such Note was payable through, the First Call Date, determined by discounting, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the Redemption Date (or in the case of a discharge of the Notes pursuant to the Indenture, as of the date that redemption funds are deposited with the Trustee)) over (ii) the aggregate principal amount of such Notes being redeemed.

“Maturity Date” has the meaning specified in Section 3.2(c) of this First Supplemental Indenture.

“Notes” has the meaning specified in the recitals of this First Supplemental Indenture and includes the Initial Notes and any Additional Notes.

“Regular Record Date” has the meaning specified in Section 3.2(d) of this First Supplemental Indenture.

“Reinvestment Rate” means, 0.500%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for the five most recent Business Days published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes (assuming that the Notes matured on the First Call Date) as of the Redemption Date. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Reinvestment Rate shall be used.

“Statistical Release” means the statistical release designated “H.15” or any comparable online data source or publication which is made available by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities, or, if such Statistical Release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

“Triggering Event” means, with respect to the Notes, the occurrence of either a Change of Control or a Delisting Event.

“Triggering Event Offer” has the meaning specified in Section 3.4 of this First Supplemental Indenture.

“Triggering Payment” has the meaning specified in Section 3.4 of this First Supplemental Indenture.

“Triggering Payment Date” has the meaning specified in Section 3.4 of this First Supplemental Indenture.

“Trustee” has the meaning specified in the introductory paragraph of this First Supplemental Indenture.

[“Underwriting Agreement” means that certain Underwriting Agreement relating to the Notes, dated as of [__], 2023, between the Company and B. Riley Securities, Inc., as representative of the several underwriters.]

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

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Article 3
FORM AND TERMS OF THE NOTES

Section 3.1      Form and Dating.

a)       Form. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer or Officers, as provided for in the Base Indenture, of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

b)       Base Indenture. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

c)       Global Notes. The Notes shall be issued initially in the form of one or more fully registered Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) or its custodian and registered in the name of Cede & Co., the Depositary’s nominee.

d)       Agents The Company initially appoints the Trustee as Paying Agent, Security Registrar and Transfer Agent for the Notes and the Corporate Trust Office of the Trustee is hereby designated as the place of payment where the Notes may be presented for payment.

Section 3.2      Terms of the Notes. The following terms relating to the Notes are hereby established:

a)       Title. The Notes shall constitute a series of Securities having the title “[__]% Senior Notes due 2028”.

b)       Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture on the Issue Date (the “Initial Notes”) shall be $[34,500,000] [30,000,000 (as increased by an amount equal to the aggregate principal amount of any additional Notes purchased by the underwriters pursuant to the exercise of their option to purchase additional Notes as set forth in the Underwriting Agreement)] (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same terms and conditions as the Initial Notes (except the price to public, the issue date and, if applicable, the initial Interest Payment Date) that may constitute a single fungible series with the Initial Notes; provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have different CUSIP numbers. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

c)       Maturity Date. The entire outstanding principal amount of the Notes shall be payable on September 30, 2028 (the “Maturity Date”).

d)       Interest Rate; Payments. The rate at which the Notes shall bear interest shall be [__]% per annum. Interest shall accrue on the Notes from [__], 2023 or from the most recent Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the Maturity Date or earlier Redemption Date. Interest shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31 in each year and on the Maturity Date (each an “Interest Payment Date”), beginning December 31, 2023; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or predecessor Notes) are registered (which shall initially be the Depositary) at the close of business on March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and September 15 immediately preceding the Maturity Date (each, a “Regular Record Date”). Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. For so long as the Notes are represented in global form by one or more Global Notes, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note. In the event that certificated Notes shall have been issued in exchange for beneficial interests in a Global Note, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent; and provided further, that the Company may at its option pay interest by check mailed on the Interest Payment Date to the registered address of each Holder of a certificated Note.

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e)       Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes shall be made in United States Dollars.

f)        Sinking Fund. The Notes are not subject to any sinking fund.

Section 3.3      Optional Redemption. The Notes shall be redeemable at the Company’s option prior to the Maturity Date in accordance with this Section 3.3 and Article XI of the Base Indenture.

a)       The Company may, at its option, redeem the Notes for cash, in whole at any time or in part from time to time (i) on or after the First Call Date and prior to September 30, 2026, at a Redemption Price equal to the sum of 102% of their principal amount (ii) on or after September 30, 2026 and prior to September 30, 2027, at a Redemption Price equal to the sum of 101% of their principal amount and (iii) on or after September 30, 2027, at a price equal to the sum of 100% of their principal amount, plus, in the case of each of (i), (ii) and (iii), accrued and unpaid interest to, but excluding, the Redemption Date.

b)       At any time prior to the First Call Date, the Company may, at its option, redeem the Notes for cash, in whole at any time or in part from time to time, at a Redemption Price equal to (i) 100% of the principal amount of Notes redeemed, plus (ii) a Make-Whole Amount, plus (iii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

Section 3.4      Offer to Repurchase Upon a Triggering Event.

a)       If a Triggering Event occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 3.3 of this First Supplemental Indenture, each Holder of the Notes shall have the right to require the Company to repurchase all or any portion of such Holder’s Notes as set forth in this Section 3.4 (the “Triggering Event Offer”), for payment in cash at a purchase price equal to 100% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest, if any, to but excluding the date of repurchase (the “Triggering Payment”).

b)       Within 30 days following the date upon which a Triggering Event occurs, the Company shall send, by mail, or with respect to Notes issued in global form, transmit in accordance with the Depositary’s applicable procedures therefor, a notice to each Holder of Notes describing the transaction or transactions that constitute the Triggering Event and offering to purchase such Notes on the date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted (the “Triggering Payment Date”), pursuant to the procedures required by this First Supplemental Indenture and described in such notice. The notice shall, if mailed or transmitted prior to the date of (i) the consummation of the Change of Control or (ii) the occurrence of a Delisting Event, as applicable, state that the offer to purchase is conditioned on the Triggering Event occurring on or prior to the Triggering Payment Date. Holders of Notes electing to have Notes purchased pursuant to a Triggering Event Offer will be required to surrender their Notes, in the case of Notes issued and held in certificated form, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of such Notes completed, to the Paying Agent at the address specified in the notice, or, in the case of Notes held in the form of one or more Global Notes, transfer their Notes to the Depositary by book-entry transfer pursuant to the applicable procedures of the Depositary, on the date specified in the notice of the Company delivered in connection with such Triggering Event Offer.

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c)       The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Triggering Event Offer provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Triggering Event Offer provisions of the Indenture by virtue of such conflicts.

d)       On the Triggering Payment Date, the Company shall, to the extent lawful, to:

(1)     accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

(2)     deposit, to the extent not previously deposited for such purpose, with the Paying Agent an amount equal to the Triggering Payment in respect of all Notes or portions of Notes tendered; and

(3)     deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

e)       The Paying Agent will promptly mail, or with respect to Notes issued in global form, transmit in accordance with the Depositary’s standard procedures therefor, to each Holder of Notes properly tendered the Triggering Payment for such Notes, and the Trustee will promptly authenticate (or cause to be transferred by book-entry) a new Note of such series equal in principal amount to any unpurchased portion of any Notes surrendered.

f)        The Trustee shall not be responsible for determining whether a Triggering Event has occurred or is continuing.

g)       The Company will not be required to make an Triggering Event Offer for any Notes upon a Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Triggering Event Offer, and such third party purchases all Notes properly tendered and not withdrawn under its offer; or (2) the Company has given written notice of a full redemption of all of the Notes to the Holders thereof pursuant to Section 3.3, unless the Company fails to pay the Redemption Price on the Redemption Date.

Section 3.5      Open Market Repurchases. Notwithstanding any provision herein or in the Base Indenture to the contrary, the Company may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company so purchases may, at the Company’s discretion, be held, resold or canceled.

Article 4
CERTAIN COVENANTS

The following covenants shall be applicable to the Company for so long as any of the Notes are Outstanding. Nothing in this Article will, however, affect the Company’s rights or obligations under any other provision of the Base Indenture or this First Supplemental Indenture.

Section 4.1      [Reserved]

Section 4.2      Reporting.

Solely with respect to the Notes, Section 7.4(a) of the Base Indenture is hereby deleted in its entirety and replaced with the following :

“(1) file with the Trustee, within 15 days after the Company files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then (A) it shall file with the Trustee and the Commission, in accordance with, and to the extent required by, rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and (B) the Company agrees to furnish to Holders and the Trustee, for the period of time during which the Notes are Outstanding, its audited annual consolidated financial statements, within 90 days of its fiscal year end, and unaudited interim condensed consolidated financial statements, within 45 days of its fiscal quarter end (other than the Company’s fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable accounting principles generally accepted in the United States ;”

Section 4.3      Payment of Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company, except where the failure to do so would not be reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

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Section 4.4      Asset Coverage . The Company hereby agrees that for the period of time during which the Notes are Outstanding, the Company shall not (as determined on a consolidated basis) (i) make additional borrowings, including through the issuance of additional indebtedness or the sale of additional debt securities, unless the Company’s asset coverage (as defined in the Investment Company Act and, for the avoidance of doubt, including the Company’s consolidated assets and liabilities), with respect to its senior debt securities, for any class of senior securities representing any of the Company’s indebtedness, shall be equal to at least 150% after such borrowings, and (ii) declare any cash dividend or distribution upon any class of its capital stock, or purchase any such capital stock if its asset coverage (as defined in the Investment Company Act and, for the avoidance of doubt, including the Company’s consolidated assets and liabilities) for any class of senior securities representing any of its indebtedness, were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. For the purposes of determining “asset coverage” as used in the immediately preceding sentence, any and all indebtedness of the Company as determined on a consolidated basis, including any outstanding borrowings under the Credit Agreement dated June 28, 2023 by and among the Company, SWK Funding LLC, the lenders party thereto and First Horizon Bank (together with any additional credit facility, or amendment or refinancing thereof) and any successor or additional credit facility, shall be deemed a senior security of the Company.

Section 4.5      Credit Rating At all times while the Notes are Outstanding, the Company shall use its commercially reasonable efforts, at its own expense, to maintain a rating of the Notes by at least one rating organization designated from time to time as being a “nationally recognized statistical rating organizations” within the meaning of Section 3(a)(62) of the Exchange Act, including but not limited to Egan-Jones Ratings Company and any successor to the credit rating business thereof; provided, that no minimum rating will be required.

Article 5
EVENTS OF DEFAULT

Section 5.1      Events of Default. Solely with respect to the Notes, Section 5.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Section 5.1 Events of Default.

“Event of Default”, wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of any Note when due and payable;

(c) default in payment of the Triggering Payment on the Triggering Payment Date;

(d) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture with respect to the Notes, and continuance of such default or breach for a period of 60 days after there has been sent to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

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(e) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(f) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

(g) if, on the last Business Day of each of 24 consecutive calendar months, any class of senior securities representing any of the Company’s indebtedness shall have an asset coverage (as such term is used in the Investment Company Act and, for the avoidance of doubt, including the Company’s consolidated assets and liabilities) of less than 100%.

At the Company’s election, the sole remedy with respect to an Event of Default under Section 5.1(d) due to a failure to comply with reporting requirements under the Trust Indenture Act or under Section 7.4(a)(1)(B) of the Base Indenture, as amended by this First Supplemental Indenture, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the Trustee or the Holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If the Company chooses to pay such additional interest, the Company must notify the Trustee and the Holders of the Notes by an Officer’s Certificate of the Company’s election at any time on or before the close of business on the first Business Day following the Event of Default and the Company shall deliver to the Trustee an Officer’s Certificate (upon which the Trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until a Responsible Officer of the Trustee receives such a certificate stating that additional interest is due, the Trustee may assume without inquiry that no such additional interest is payable. The Trustee shall not at any time be under any duty or responsibility to verify or determine whether any additional interest is payable, or with respect to the nature, extent or calculation of any taxes or the amount of any additional interest owed, or with respect to the method employed in such calculation of any additional interest.”

Section 5.2      Waiver of Defaults. Solely with respect to the Notes, Section 5.13(a) of the Base Indenture is hereby deleted in its entirety and replaced with the following:

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“Section 5.13 Waiver of Past Defaults.

(a) The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all of the Notes waive any past default hereunder with respect to such Notes and its consequences, except a default:

(1)              in the payment of the principal of (or premium, if any) or interest on any Note which have become due and payable otherwise than by a declaration of acceleration under Section 5.2, or

(2)              in respect of a provision hereof which under Article IX cannot be modified or amended without the consent of the Holder of each Outstanding Note affected, or

(3)              in the payment of the Triggering Payment.”

Article 6 SUPPLEMENTAL INDENTURES

Section 6.1                  Supplemental Indentures with Consent of Holders. Solely with respect to the Notes, Section 9.2(a) of the Base Indenture is hereby amended by (i) replacing the “.” at the end of subsection (3) with “; or” and (ii) adding the following new subsection (4):

“(4)            amend or change the calculation of the Triggering Payment or the right of a Holder to receive such Triggering Payment.”

Article 7
MISCELLANEOUS

Section 7.1      Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with another provision of the Indenture which is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 318(c) of the Trust Indenture Act such imposed duties shall control. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, such provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as such provision of the Trust Indenture Act is so modified or excluded, as the case may be.

Section 7.2                  Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY AND THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this First Supplemental Indenture and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

Section 7.3      Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

9

Anything in the Base Indenture, this First Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by the Base Indenture, this First Supplemental Indenture, the Notes and any document to be signed in connection with the Base Indenture, this First Supplemental Indenture or the Notes (including the Trustee’s certificate of authentication on the Notes, amendments, waivers, consents and other modifications, Officer’s Certificates, Company Requests, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 7.4                  Separability Clause; Entire Agreement. In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Indenture, any applicable supplemental indenture thereto and the exhibits hereto or thereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 7.5      Ratification; Conflicts with Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes. In the event that any provision of this First Supplemental Indenture conflicts with a provision of the Base Indenture, such provision of this First Supplemental Indenture shall control with respect to the Notes. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 7.6      Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 7.7      Trustee Makes No Representation. The recitals and statements contained herein and in the Notes are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture or the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted to be taken by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

SWK HOLDINGS CORPORATION

By:
Name:
Title:

Signature Page to First Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, Paying Agent, Security Registrar and Transfer Agent

By:
Name:
Title:

Signature Page to First Supplemental Indenture

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SWK HOLDINGS CORPORATION

[__]% Senior Note due 2028

No. [ ]	Principal Amount
CUSIP No. [__]	$[__]
ISIN No. [__]

SWK Holdings Corporation, a Delaware corporation (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [          ] United States Dollars (U.S. $ [         ] ) or such amount as shall be the outstanding principal amount hereof as set forth on the Schedule of Increases and Decreases in Global Note attached hereto, on September 30, 2028 (the “Maturity Date”) and to pay interest thereon from [__], 2023 or from the most recent Interest Payment Date to which interest has been paid or duly provided for to, but excluding the Maturity Date or earlier Interest Payment Date or Redemption Date, quarterly in arrears on March 31, June 30, September 30 and December 31 in each year and on the Maturity Date (each an “Interest Payment Date”), beginning December 31, 2023 at the rate of [__]% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and the September 15 immediately preceding the Maturity Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

A-1

The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an Interest Payment Date falls on a non-Business Day, the applicable interest payment will be made on the next Business Day and no additional interest will accrue as a result of such delayed payment.

For so long as the Notes are represented in global form by one or more Global Notes, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Note. In the event that certificated Notes shall have been issued in exchange for beneficial interests in a Global Note, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent; and provided further, that the Company may at its option pay interest by check mailed on the Interest Payment Date to the registered address of each Holder of a certificated Note.

This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “[__]% Senior Notes due 2028”, initially limited to an aggregate principal amount of $[       ] all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of [__], 2023, between the Company and Wilmington Trust, National Association, as trustee (hereinafter referred to as the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of [__], 2023 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Notes may not be redeemed prior to the Maturity Date, except as described in Section 3.3 of the First Supplemental Indenture.

If a Triggering Event occurs, each Holder of the Notes shall have the right to require the Company to repurchase all or any portion of such Holder’s Notes for a payment in cash at a purchase price equal to 100% of the aggregate principal amount of such Notes purchased, plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the terms and conditions set forth in Section 3.4 of the First Supplemental Indenture.

The Notes are not subject to any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer or exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the Holder of this Note, which is absolute and unconditional, to receive payment of the principal of and interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company designated for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar, duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

A-2

The Notes are issuable only in registered form without coupons in minimum denominations of $25.00 and integral multiples of $25.00.

No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Company, the Transfer Agent or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Note, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature (which may be scanned, photocopied or faxed or otherwise signed electronically (including by DocuSign or Adobe Sign)) of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

A-3

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

SWK HOLDINGS CORPORATION

By:
Name:
Title:

[By:
Name:
Title:]

Authentication Certificate to Global Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Wilmington Trust, National Association,

as Trustee

By:
Authorized Signatory

Dated:

Authentication Certificate to Global Note

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common	UNIF GIFT MIN ACT - . . .Custodian (Cust) (Minor)
TEN ENT - as tenants by the entireties	Under Uniform Gifts to Minor Act
JT TEN - as joint tenants with right of survivorship and not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee) the within Note of SWK HOLDINGS CORPORATION and does hereby irrevocably constitute and appoint attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]

OPTION OF HOLDER TO ELECT REPURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.4 of the First Supplemental Indenture, check this box: ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.4 of the First Supplemental Indenture, state the amount in principal amount (must be at least $25 and integral multiples in excess thereof): $

Date:

Your
Signature:
(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Commission Rule 17Ad-15.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL NOTE

The following changes in the aggregate principal amount of Notes represented by this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in aggregate principal amount of Notes	Amount of increase in aggregate principal amount of Notes	Outstanding Balance	Signature